Exhibit 99.1

NYSE: ONB
oldnational.com
FOR IMMEDIATE RELEASE —
October 31, 2011	Contacts:
Media:
Kathy A. Schoettlin — (812) 465-7269
Executive Vice President — Communications

Financial Community:
Lynell J. Walton — (812) 464-1366
Senior Vice President — Investor Relations
Old National announces strong 3rd quarter earnings
driven by improved credit quality and revenue growth
First FDIC-assisted acquisition completed during quarter
3rd Quarter Highlights:
•	Quarterly net income up 41.2% over 3rd quarter 2010, and revenue up 24.7% over 3rd quarter 2010

•	EPS of $.18 includes $6.8 million of acquisition expenses and a $2.0 million litigation reserve

•	Results exceed analysts’ estimates

•	Credit quality remains well controlled and capital position remains strong

•	Board of Directors declares cash dividend of $.07 per common share
Evansville, Ind. (October 31, 2011) — Today Old National Bancorp (NYSE: ONB) reported 3rd quarter net income of $16.8 million, or $.18 per share — a continuation of the company’s strong, consistent 2011 performance. These results, which exceeded analysts’ consensus estimates for the quarter, are consistent with the net income of $17.0 million, or $.18 per share, that Old National reported in 2nd quarter 2011, and reflect a substantial 41.2% increase over 3rd quarter 2010.
The FDIC-assisted acquisition of Integra Bank was accretive to the 3rd quarter results after the absorption of $6.8 million in acquisition-related expenses. If you exclude these acquisition expenses, and the $2.0 million litigation reserve, Old National’s 3rd quarter 2011 earnings would have been $22.7 million, or $.24 per share. Refer to Table 1 for Non-GAAP reconciliations.
“The fact that we increased net income by more than 41% over 3rd quarter 2010, while continuing to grow revenue, manage noninterest expenses and control credit quality illustrates that Old National is operating from a position of strength in spite of continuing economic headwinds,” said Bob Jones, Old National Bancorp President and CEO. “These results are even more significant when you consider the nearly $9 million we absorbed in acquisition expenses and the litigation reserve.
“Further, our FDIC-assisted acquisition of Integra Bank continues the positive momentum established by our successful Monroe Bancorp acquisition, which closed in 1st quarter 2011. While we continue to focus on organic revenue growth, we also will continue to strategically pursue additional merger and acquisition opportunities that align well with our strategic imperatives and enable us to continue our mission as a basic, service-focused community bank.”
Old National Bancorp’s Board of Directors declared a common stock dividend of $.07 per share on the Company’s outstanding shares. This dividend is payable December 15, 2011, to shareholders of record on December 1, 2011. For purposes of broker trading, the ex-date of the cash dividend is November 29, 2011.

FDIC-Assisted Acquisition of Integra Bank
On July 29, 2011, Old National Bancorp acquired certain assets and assumed substantially all deposits and certain liabilities of Integra Bank, N.A. (Integra) from the Federal Deposit Insurance Corporation (FDIC) in an FDIC-assisted transaction.
As part of this transaction, Old National entered into loss sharing agreements with the FDIC that cover approximately $727.3 million in fair value of loans (covered loans) and $34.1 million in fair value of other real estate owned (collectively called “covered assets”). According to the terms of the loss sharing agreements, the FDIC will reimburse Old National for 80% of the losses up to $275.0 million, 0% of losses from $275.0 million up to $467.2 million and 80% of losses in excess of $467.2 million. The loss sharing agreement applicable to single-family residential mortgage loans remains in effect for 10 years. The loss sharing agreement applicable to other covered assets is five years for losses and eight years for recoveries.
Old National recorded an indemnification asset of $167.9 million as of July 29, 2011, which represents the present value of the estimated losses on covered loans to be reimbursed to Old National by the FDIC.
In accordance with Generally Accepted Accounting Principles (GAAP), Old National accounted for all of the loans acquired from Integra at fair value with no corresponding allowance for loan losses brought forward on these acquired loans.
Through October 2011, Old National has consolidated 13 of the 52 former Integra banking centers it acquired in the transaction, and an additional 20 branches are scheduled for consolidation in 4th quarter 2011. As outlined in a press release dated October 13, 2011, Old National has announced the intent to sell the deposits of four former Integra branches located in the Chicago area to First Midwest Bank. First Midwest Bank has agreed to pay Old National 50 basis points on the transaction deposits of these four locations, estimated to be approximately $.5 million. This sale is anticipated to close in 4th quarter 2011. Old National will retain all of the Chicago area loans.
A summary of the fair value of all assets and liabilities assumed:

July 29,
($ in thousands)	2011
Cash and cash equivalents	$314,954
Investment securities	468,926
Loans, covered	727,330
Loans, non-covered	56,828
Residential loans held for sale	1,690
Other real estate owned	34,055
FDIC indemnification asset	167,948
Goodwill	29,673
Other assets	30,685

Total assets acquired	$1,832,089

Deposits	$1,443,209
Borrowings	200,549
FDIC settlement payable	161,520
Other liabilities	26,811

Total liabilities assumed	$1,832,089

A portion of the cash and securities acquired were used to pay down acquired borrowings, the FDIC settlement payable, and fund deposit run-off. The decline in deposit balances to $994.4 million at September 30, 2011, was partially due to the re-pricing of the acquired deposit portfolio and was in-line with management’s expectations.
Further information on the FDIC-assisted acquisition of Integra Bank can be found in Form 8-K/A filed by Old National Bancorp with the SEC on October 14, 2011.

Committed to our Strategic Imperatives
Old National’s strong, consistent 2011 performance can be attributed to our unwavering commitment to the following strategic imperatives:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
1. Strengthen the Risk Profile
Credit Quality — Excluding Covered Assets
Old National recorded essentially no provision expense in the 3rd quarter compared to the $3.2 million recorded in 2nd quarter 2011 and the $6.4 million recorded in 3rd quarter 2010. Old National’s net charge-offs for the quarter were $4.9 million, a decrease of $.9 million from the $5.8 million reported in 2nd quarter 2011 and a $1.2 million decrease from the $6.1 million in net charge-offs reported in 3rd quarter 2010.
Excluding covered loans, Old National’s allowance for loan losses at September 30, 2011, was $65.2 million, or 1.58% of total loans, compared to an allowance of $70.2 million, or 1.70% of total loans at June 30, 2011, and $72.1 million, or 1.95% of total loans, at September 30, 2010. Excluding covered loans, the coverage of allowance to non-performing loans stood at 52% at September 30, 2011, compared to 59% at June 30, 2011.
“Our overall credit metrics, excluding FDIC covered loans but including assets acquired as a part of the Monroe Bank acquisition, remain solid, as evidenced by declines in accruing Problem as well as Special Mention loans during the quarter,” stated Chief Credit Officer Daryl Moore. “While Old National is performing better than peers in most credit metrics, our clients continue to face challenges brought forth by this prolonged economic downturn.”
The following table presents certain credit quality metrics related to Old National’s loan portfolio, excluding covered loans:

($ in millions)	2009	2010	1Q11	1Q11*	2Q11	2Q11*	3Q11	3Q11*
Non-Performing Loans(NPLs)	$67.0	$70.9	$121.4	$82.4	$118.4	$79.7	$124.8	$84.2
Problem Loans (Including NPLs)	$157.1	$174.3	$223.4	$165.3	$229.3	$178.3	$226.4	$174.8
Special Mention Loans	$103.5	$84.0	$115.8	$94.6	$105.6	$85.8	$98.5	$77.6
Net Charge-Off Ratio	1.40%	.75%	.27%	.30%	.56%	.53%	.50%	.54%
Provision for Loan Losses	$63.3	$30.8	$3.3	$3.3	$3.2	$-0-	$(.1)	$.2

*	Excludes covered loans and all other acquired loans

2. Enhance Management Discipline
Expense Management
For the 3rd quarter, Old National reported total noninterest expenses of $95.2 million, compared to 2nd quarter 2011 noninterest expenses of $79.8 million. Noninterest expenses for 3rd quarter 2011 included $6.8 million of Integra Bank-related acquisition costs, $3.2 million for incentive accruals and a $2.0 million accrual for the tentative settlement of a longstanding trust case pending against the Company since 2002. In addition, 3rd quarter 2011 included $6.3 million in operational expenses related to the newly acquired Integra operations.
Capital Management
Old National’s capital position remained well above industry requirements at September 30, 2011, with regulatory tier 1 and total risk-based capital ratios of 12.2% and 13.7%, respectively, compared to 13.4% and 14.9% at June 30, 2011, and 15.4% and 17.3% at September 30, 2010.

The ratio of tangible common equity to tangible assets declined to 8.40% at September 30, 2011, compared to 9.52% at June 30, 2011, and 9.58% at September 30, 2010. Refer to Table 2 for Non-GAAP reconciliations.

	Well	ONB at September 30,
	Capitalized	2011
Tier 1 Risk-Based Capital Ratio	> 6%	12.2%
Total Risk-Based Capital Ratio	> 10%	13.7%
Tier 1 Leverage Capital Ratio	> 5%	7.9%
3. ACHIEVE CONSISTENT QUALITY EARNINGS
Balance Sheet and Net Interest Margin
As loan demand continues to remain challenging, Old National’s balance sheet expansion during the 3rd quarter was primarily driven by the FDIC-assisted acquisition of Integra Bank. Total loans at September 30, 2011, stood at $4.856 billion compared to $4.123 billion at June 30, 2011, an increase of $732.6 million. Of this increase, $769.5 million is attributable to the FDIC-assisted transaction. On average, total loans were $4.600 billion for 3rd quarter 2011 compared to $4.157 billion for the 2nd quarter 2011.
“While it’s true that Old National continues to operate in a very challenging environment for loan growth, we do continue to enjoy organic growth in our residential real estate portfolio, which increased $119.9 million during 3rd quarter 2011, of which $51.6 million came from the acquisition,” said Old National Chief Financial Officer Chris Wolking.
Total investments, including money market accounts, amounted to $2.859 billion at September 30, 2011, a decrease of $130.4 million compared to $2.989 billion at June 30, 2011. Average total investments were $3.027 billion for the 3rd quarter compared to $2.960 billion in the 2nd quarter. Securities gains for the 3rd quarter totaled $2.9 million, compared to 2nd quarter securities gains (net of $.2 million of other-than-temporary impairment) of $.5 million.
Total core deposits, including demand and interest-bearing deposits, increased by $888.4 million in the 3rd quarter to $6.843 billion at September 30, 2011, compared to $5.954 billion at June 30, 2011. At September 30, 2011, $994.4 million of this increase is attributable to the Integra transaction. The mix of Old National’s deposit base continued to improve, with organic growth of $42.1 million in noninterest-bearing demand deposits and $44.2 million in savings accounts and a decline in higher priced other time deposits in the legacy portfolio of $144.9 million.
Old National reported net interest income of $72.6 million for 3rd quarter 2011 compared to $62.3 million in 2nd quarter 2011, and $54.2 million for 3rd quarter 2010. Included in 3rd quarter 2011 net interest income is $5.5 million associated with the Monroe acquisition, and $7.5 million associated with the Integra acquisition, related to the accretion of the purchase accounting marks. Included in 2nd quarter 2011 net interest income is $6.6 million associated with the Monroe acquisition and accretion of the purchase accounting marks.
Net interest income on a fully taxable equivalent basis was $75.5 million for 3rd quarter 2011 and represented a net interest margin on total average earning assets of 3.96%. This compares to net interest income on a fully taxable equivalent basis of $65.2 million and a margin of 3.67% in 2nd quarter 2011 and net interest income on a fully taxable equivalent basis of $57.3 million and a margin of 3.42% for 3rd quarter 2010. Included in 3rd quarter 2011 net interest margin is 29 basis points associated with the Monroe acquisition, and 39 basis points associated with the Integra acquisition, related to the accretion of purchase accounting marks. Included in 2nd quarter 2011 net interest margin is 37 basis points associated with the Monroe acquisition and accretion of the purchase accounting marks. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue were $44.3 million for 3rd quarter 2011 compared to $42.9 million in 2nd quarter 2011 and $38.4 million in 3rd quarter 2010. The Integra acquisition contributed an additional $3.6 million in fees, service charges and other revenue during 3rd quarter 2011.

About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, October 31, 2011, to discuss 3rd quarter 2011 financial results, the FDIC-assisted acquisition of Integra Bank, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on October 31 through November 14. To access the replay, dial 1-855-859-2056, conference code 18112540.
Use of Non-GAAP Financial Measures
This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.
Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends, profitability and statements about the financial benefits and other effects of the acquisition of certain assets and assumption of certain liabilities of Integra Bank from the FDIC. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations), ability of Old National to execute its business plan, including the integration of the acquired Integra Bank assets and liabilities, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of Old National’s internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Table 1: Non-GAAP Reconciliation-Adjusted Earnings Per Share

($ in millions, except per-share data)	Reported 3Q11	Adjustments		Adjusted 3Q11
Total Revenues	$119.9	$-0-		$119.9
Noninterest Expenses	95.2	(8.8	)*	86.4
Provision Expense	(.1)	-0-		(.1)
Income Before Income Taxes	24.8	8.8		33.6
Income Taxes	8.0	2.9		10.9
Net Income	$16.8	$5.9		$22.7
Common Shares Outstanding (in thousands)	94.8	94.8		94.8
Earnings Per Share	$.18	$.06		$.24

*	Represents $6.8 million of acquisition expenses as well as a $2.0 million litigation reserve
Table 2: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	September 30, 2011	June 30, 2011
Total Shareholders’ Equity	$1,027.7	$1,008.3
Deduct: Goodwill and Intangible Assets	(302.3)	(270.4)
Tangible Shareholders’ Equity	$725.4	$737.8
Total Assets	$8,932.7	$8,018.8
Add: Trust Overdrafts	.4	.4
Deduct: Goodwill and Intangible Assets	(302.3)	(270.4)
Tangible Assets	$8,630.8	$7,748.8
Tangible Equity to Tangible Assets	8.40%	9.52%

OLD NATIONAL BANCORP
Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data)	Sept. 30,	June 30,
(FTE) Fully taxable equivalent basis	2011	2011	Change	% Change
Income Data:
Net Interest Income	$72,592	$62,319	$10,273	16.5%
Taxable Equivalent Adjustment	2,914	2,908	6	.2
Net Interest Income (FTE)	75,506	65,227	10,279	15.8
Fees, Service Charges and Other Revenues	44,316	42,902	1,414	3.3
Securities Gains (Losses) (a)	2,861	466	2,395	N/M
Derivative Gains (Losses)	149	221	(72)	(32.6)
Total Revenue (FTE)	122,832	108,816	14,016	12.9
Provision for Loan Losses	(82)	3,207	(3,289)	N/M
Noninterest Expense	95,158	79,758	15,400	19.3
Income before Taxes	27,756	25,851	1,905	7.4
Provision for Taxes (FTE)	10,959	8,835	2,124	24.0
Net Income	16,797	17,016	(219)	(1.3)

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.18	.18	-0-	-0-
Average Diluted Shares Outstanding	94,785	94,701	84	.1
Book Value	10.85	10.64	.21	2.0
Stock Price	9.32	10.80	(1.48)	(13.7)

Performance Ratios:
Return on Average Assets	.77%	.85%	(.08)%	(9.4)
Return on Average Common Equity (c)	6.61	6.87	(.26)	(3.8)
Net Interest Margin (FTE)	3.96	3.67	.29	7.9
Other Expense to Revenue (Efficiency Ratio) (d)	77.56	71.92	5.64	7.8
Net Charge-offs to Average Loans (e)	.50	.56	(.06)	(10.7)
Reserve for Loan Losses to Ending Loans (e)	1.58	1.70	(.12)	(7.1)
Non-Performing Loans to Ending Loans (e)	3.01	2.88	.13	4.5

Balance Sheet:
Average Assets	$8,719,827	$8,021,350	$698,477	8.7
End of Period Balances:
Assets	8,932,700	8,018,848	913,852	11.4
Investments	2,784,035	2,793,152	(9,117)	(.3)
Money Market Investments (f)	74,623	195,796	(121,173)	(61.9)
Commercial Loans and Leases	1,400,540	1,269,607	130,933	10.3
Commercial Real Estate Loans	1,496,132	1,170,401	325,731	27.8
Consumer Loans	916,677	881,891	34,786	3.9
Residential Real Estate Loans	1,037,977	795,442	242,535	30.5
Residential Real Estate Loans Held for Sale	4,710	6,104	(1,394)	(22.8)
Earning Assets	7,714,694	7,112,393	602,301	8.5
Core Deposits (Excluding Brokered CDs)	6,842,754	5,954,376	888,378	14.9
Borrowed Funds (Including Brokered CDs)	809,397	806,386	3,011	.4
Common Shareholders’ Equity	1,027,695	1,008,274	19,421	1.9

(a)	Includes $0 and $200, respectively, for other-than-temporary impairment in third quarter 2011 and second quarter 2011.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $1,016,053 and $990,673, respectively, for September 30, 2011 and June 30, 2011.

(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.

(e)	Excludes residential loans held for sale and covered loans.

(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M	= Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights (Table B)

	Three-Months Ended
($ in thousands except per-share data)	September 30,	September 30,
(FTE) Fully taxable equivalent basis	2011	2010	Change	% Change
Income Data:
Net Interest Income	$72,592	$54,168	$18,424	34.0%
Taxable Equivalent Adjustment	2,914	3,154	(240)	(7.6)
Net Interest Income (FTE)	75,506	57,322	18,184	31.7
Fees, Service Charges and Other Revenues	44,316	38,367	5,949	15.5
Securities Gains (Losses) (a)	2,861	3,242	(381)	(11.8)
Derivative Gains (Losses)	149	370	(221)	(59.7)
Total Revenue (FTE)	122,832	99,301	23,531	23.7
Provision for Loan Losses	(82)	6,400	(6,482)	N/M
Noninterest Expense	95,158	76,102	19,056	25.0
Income before Taxes	27,756	16,799	10,957	65.2
Provision for Taxes (FTE)	10,959	4,903	6,056	123.5
Net Income	16,797	11,896	4,901	41.2

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.18	.13	.05	38.5
Average Diluted Shares Outstanding	94,785	86,931	7,854	9.0
Book Value	10.85	10.27	.58	5.6
Stock Price	9.32	10.50	(1.18)	(11.2)

Performance Ratios:
Return on Average Assets	.77%	.64%	.13%	20.3
Return on Average Common Equity (c)	6.61	5.40	1.21	22.4
Net Interest Margin (FTE)	3.96	3.42	.54	15.8
Other Expense to Revenue (Efficiency Ratio) (d)	77.56	77.66	(.10)	(.1)
Net Charge-offs to Average Loans (e)	.50	.66	(.16)	(24.2)
Reserve for Loan Losses to Ending Loans (e)	1.58	1.95	(.37)	(19.0)
Non-Performing Loans to Ending Loans (e)	3.01	1.89	1.12	59.3

Balance Sheet:
Average Assets	$8,719,827	$7,465,989	$1,253,838	16.8
End of Period Balances:
Assets	8,932,700	7,506,114	1,426,586	19.0
Investments	2,784,035	2,980,729	(196,694)	(6.6)
Money Market Investments (f)	74,623	43,102	31,521	73.1
Commercial Loans and Leases	1,400,540	1,266,893	133,647	10.5
Commercial Real Estate Loans	1,496,132	981,524	514,608	52.4
Consumer Loans	916,677	971,756	(55,079)	(5.7)
Residential Real Estate Loans	1,037,977	482,967	555,010	114.9
Residential Real Estate Loans Held for Sale	4,710	3,512	1,198	34.1
Earning Assets	7,714,694	6,730,483	984,211	14.6
Core Deposits (Excluding Brokered CDs)	6,842,754	5,419,159	1,423,595	26.3
Borrowed Funds (Including Brokered CDs)	809,397	966,321	(156,924)	(16.2)
Common Shareholders’ Equity	1,027,695	895,684	132,011	14.7

(a)	Includes $0 and $39, respectively, for other-than-temporary impairment in third quarter 2011 and third quarter 2010.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $1,016,053 and $881,044, respectively, for 2011 and 2010.

(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.

(e)	Excludes residential loans held for sale and covered loans.

(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M	= Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Nine-Months Ended
($ in thousands except per-share data)	September 30,	September 30,
(FTE) Fully taxable equivalent basis	2011	2010	Change	% Change
Income Data:
Net Interest Income	$196,278	$164,439	$31,839	19.4%
Taxable Equivalent Adjustment	8,842	10,335	(1,493)	(14.4)
Net Interest Income (FTE)	205,120	174,774	30,346	17.4
Fees, Service Charges and Other Revenues	128,507	117,075	11,432	9.8
Securities Gains (Losses) (a)	4,527	9,484	(4,957)	(52.3)
Derivative Gains (Losses)	702	1,386	(684)	(49.4)
Total Revenue (FTE)	338,856	302,719	36,137	11.9
Provision for Loan Losses	6,437	23,681	(17,244)	(72.8)
Noninterest Expense	254,841	231,033	23,808	10.3
Income before Taxes	77,578	48,005	29,573	61.6
Provision for Taxes (FTE)	27,332	15,517	11,815	76.1
Net Income	50,246	32,488	17,758	54.7

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.53	.37	.16	43.2
Average Diluted Shares Outstanding	94,722	86,890	7,832	9.0
Book Value	10.85	10.27	.58	5.6
Stock Price	9.32	10.50	(1.18)	(11.2)

Performance Ratios:
Return on Average Assets	.81%	.57%	.24%	42.1
Return on Average Common Equity (c)	6.75	5.02	1.73	34.5
Net Interest Margin (FTE)	3.75	3.38	.37	10.9
Other Expense to Revenue (Efficiency Ratio) (d)	74.47	77.21	(2.74)	(3.5)
Net Charge-offs to Average Loans (e)	.44	.76	(.32)	(42.1)
Reserve for Loan Losses to Ending Loans (e)	1.58	1.95	(.37)	(19.0)
Non-Performing Loans to Ending Loans (e)	3.01	1.89	1.12	59.3

Balance Sheet:
Average Assets	$8,259,846	$7,662,365	$597,481	7.8
End of Period Balances:
Assets	8,932,700	7,506,114	1,426,586	19.0
Investments	2,784,035	2,980,729	(196,694)	(6.6)
Money Market Investments (f)	74,623	43,102	31,521	73.1
Commercial Loans and Leases	1,400,540	1,266,893	133,647	10.5
Commercial Real Estate Loans	1,496,132	981,524	514,608	52.4
Consumer Loans	916,677	971,756	(55,079)	(5.7)
Residential Real Estate Loans	1,037,977	482,967	555,010	114.9
Residential Real Estate Loans Held for Sale	4,710	3,512	1,198	34.1
Earning Assets	7,714,694	6,730,483	984,211	14.6
Core Deposits (Excluding Brokered CDs)	6,842,754	5,419,159	1,423,595	26.3
Borrowed Funds (Including Brokered CDs)	809,397	966,321	(156,924)	(16.2)
Common Shareholders’ Equity	1,027,695	895,684	132,011	14.7

(a)	Includes $499 and $3,308, respectively, for other-than-temporary impairment in 2011 and 2010.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $992,064 and $862,390, respectively, for 2011 and 2010.

(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.

(e)	Excludes residential loans held for sale and covered loans.

(f)	Includes money market investments and Federal Reserve interest earning accounts.
N/M = Not meaningful.